Exhibit 10.1
O’CHARLEY’S INC.
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
(the “Agreement”)
O’CHARLEY’S INC.
(the “Company”)
and
JEFFREY D. WARNE
(“Executive”)
June 3, 2009
BACKGROUND
A.	Executive has been employed as the Company’s President — O’Charley’s Concept and is party to an Employment Agreement dated November 6, 2007 (as amended to date, the “Employment Agreement”).

B.	On the date hereof, Executive has been appointed as the Company’s President and Chief Executive Officer and in connection therewith the Company and Executive desire to make certain amendments to the Employment Agreement and to restate the Employment Agreement as so amended.
ARTICLE I.
EMPLOYMENT, DUTIES AND TERM
     1.1 Employment. Upon the terms and condition set forth in this Agreement, the Company hereby employs Executive as the Company’s President and Chief Executive Officer, and Executive accepts such employment.
     1.2 Duties. Executive shall devote his full-time and best efforts to the Company and to fulfilling the duties of his position, which shall include such duties as may from time to time be assigned to him by the Company. The Executive may devote reasonable time and attention to civic, charitable, business and social organizations so long as such activities do not interfere with the performance of Executive’s responsibilities under this Agreement and provided that Executive shall obtain the prior written approval of the Company’s Chairman of the Board of Directors prior to joining the board of directors or other governing body of any such civic, charitable, business or social organization. Executive confirms that he is not currently a member of the board of directors or governing body of any for profit business organization and has informed the Chairman of the Board of Directors of any civic, charitable, non-profit business or social organization for which he serves as a member of the board of directors or governing body. Executive shall comply with the Company’s policies and procedures to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement shall prevail. The Executive agrees to serve without any additional compensation as a member of the Board of Directors of the Company and any committee thereof and as an officer and/or director of the board of directors of any subsidiary of the Company as requested. If the Executive’s employment terminates for any reason, the Executive shall resign as an officer and director of the Company and all of its subsidiaries, such resignation to be effective no later than the date of termination of Executive’s employment hereunder.

     1.3 Term. Subject to the provisions of Articles III, IV and V herein, this Agreement and Executive’s employment shall continue until March 2, 2012 (the “Initial Term”) and shall automatically renew for successive one year periods (each, a “Renewal Term”) upon all terms, conditions and obligations set forth herein unless either party shall provide written notice to the other not less than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as applicable. For purposes hereof, the Initial Term, together with any Renewal Term, are hereinafter referred to as the “Term.”
ARTICLE II.
COMPENSATION AND EXPENSES
     2.1 Base Salary. For services rendered under this Agreement during the Term, the Company shall pay Executive a base salary at the rate of $600,000 per annum commencing June 6, 2009. Executive’s base salary shall be reviewed annually by the Compensation and Human Resources Committee of the Board (the “Committee”) and may be increased in the sole discretion of the Committee (such base salary, as it may be increased from time to time during the Term, is hereinafter referred to as the “Base Salary”).
     2.2 Bonus and Incentive. The Executive shall be eligible to participate in such bonus and incentive plans during the Term as the Committee may determine appropriate. For purposes of the Company’s 2009 fiscal year, Executive shall be eligible for a bonus equal to the greater of (A) the amount determined in accordance with the bonus plan previously adopted for Executive by the Committee for the 2009 fiscal year assuming no changes in Executive’s Base Salary resulting from this Agreement and (B) the amount equal to the sum of (1) for the portion of fiscal 2009 prior to the date of this Agreement, a bonus based on 70% of Executive’s base salary in effect during such period at the “Target” level (as previously established by the Committee) and based 60% on the O’Charley’s concept’s performance and 40% on the Company’s performance and (2) for the portion of fiscal 2009 from and after the date of this Agreement, a bonus based on 100% of Base Salary at the “Target” level and based 100% on the Company’s performance.
     2.3 Long-Term Incentive. On the date of this Agreement, Executive shall be granted an option (the “Stock Option”) pursuant to the Company’s 2008 Equity and Incentive Plan (the “Plan”) to purchase 150,000 shares of the Company’s Common Stock at an exercise price equal to the closing price for the Company’s common stock on the date of grant. Subject to the terms of the Plan and this Agreement, the Stock Option shall “cliff” vest on March 10, 2012 and expire on March 10, 2015.
     2.4 Business Expenses. The Company shall, consistent with its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing Executive’s duties as an employee of the Company, provided, that Executive incurs and accounts promptly for such expenses to the Company in the manner prescribed by the Company.
     2.5 Benefits. During the Term, the Company shall provide Executive with those benefits provided generally to members of senior management, including a car allowance in an amount at least equal to the amount as in effect on the date hereof.
ARTICLE III.
SEVERANCE FOR CIRCUMSTANCES OTHER THAN CHANGE IN CONTROL
     3.1 Severance. This Article III shall not apply to a termination of Executive’s employment following a Change in Control (as hereinafter defined), which is governed solely by Article IV.
     3.2 Severance Payment.
          (a) It is understood and agreed that if Executive’s employment with the Company should be terminated at any time prior to the expiration of the Term as a result of a Termination Without

Cause (defined below) or a Termination With Good Reason (defined below), and if Executive is not then or thereafter in material breach of this Agreement, and upon the execution and delivery to the Company by Executive of an agreement, in a form presented by the Company and accepted by Executive, which acceptance shall not be unreasonably withheld or delayed, releasing all claims which Executive may have against the Company (other than claims for indemnification pursuant to Section 6.7 hereunder and claims under this Agreement), Executive shall receive, in full and complete settlement of any claims for compensation which Executive may have, and in lieu of any severance pay under any policy of the Company or otherwise, the following:
          (i) continued monthly payments, in accordance with the Company’s regular payroll practices, for a period of eighteen (18) months after the date of termination equal to the sum of (1) one-eighteenth (1/18) of Executive’s Base Salary, and (2) one-eighteenth (1/18) of the Executive’s target annual bonus for the fiscal year in which the date of termination occurs;
          (ii) any payments and benefits which Executive or Executive’s spouse, dependents, beneficiaries or estate would have been entitled to receive pursuant to any employee benefit plan or program of the Company during the twelve (12)-month period following Executive’s termination had Executive remained an employee during that period, with such benefits provided to Executive at no less than the same coverage level and at no more of a cost to Executive as in effect as of the date of Executive’s termination subject to such reduction in coverage or increases in cost as shall become in effect for senior executive employees of the Company generally, provided, however, that such continued payments and benefits shall terminate on the date or dates Executive receives substantially similar coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis); and
          (iii) notwithstanding any provisions to the contrary contained in the agreement evidencing the Stock Option granted pursuant to Section 2.3, in the event Executive is entitled to receipt of payments under this Section 3.2, the Stock Option shall vest immediately prior to the date of termination in an amount equal to the product of (x) the number of shares subject to the Stock Option and (y) a fraction, the numerator of which is the number of days that have elapsed between the date of this Agreement and the date of termination and the denominator of which is 1,011.
          (b) As used in this Article III, “Termination Without Cause” means any termination of Executive’s employment by the Company other than a Termination With Cause (defined below).
          (c) As used in this Article III, “Termination With Cause" means termination by the Company of Executive’s employment at any time after the Company believes in good faith it has actual knowledge of the occurrence of any of the following events: gross neglect of duty, material breach of this Agreement, a material act of dishonesty or disloyalty, the inability by Executive to discharge Executive’s material duties due to alcohol or drug addiction, or gross misconduct inimical to the best interests of the Company; provided, however, that termination of employment solely due to unsatisfactory job performance shall not be considered a Termination With Cause; and, provided further, that a “Termination With Cause” shall not be deemed existing unless and until the Company has delivered to Executive a copy of a resolution duly adopted by the Company’s Board of Directors at a meeting of the Board duly called (after reasonable (but in no event less than seven (7) days) notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive had engaged in the conduct set forth above and specifying the particulars thereof in reasonable detail.

          (d) As used in this Article III, “Termination With Good Reason” means Executive’s termination of employment at any time within the earlier of two (2) years after Executive has actual knowledge of the occurrence or the expiration of the Term, without Executive’s written consent, of one of the following events: (i) a material reduction in Executive’s Base Salary or a material reduction in the health and welfare insurance, retirement and other benefits available to Executive as of the date of this Agreement, except for reductions in such benefits as shall become in effect for senior executive employees of the Company generally; or (ii) the relocation of Executive’s principal office to a location more than fifty (50) miles from Nashville, Tennessee; provided that Executive shall have notified the Company of the existence of a condition described in items (i) or (ii), within ninety (90) days of Executive’s actual knowledge of the initial existence of the condition, and the Company shall have failed to remedy the condition within thirty (30) days of receiving such notice. For the avoidance of doubt, subsequent occurrences of these events shall start new time periods described in this paragraph.
          (e) In the event Executive’s employment pursuant to this Agreement terminates for any reason other than a Termination Without Cause or a Termination With Good Reason, Executive shall be entitled to receive, in full and complete settlement of any claims for compensation which Executive may have, and in lieu of any severance pay under any policy of the Company or otherwise, Base Salary and benefits (including any Bonus which has been determined by the Committee to have been earned in respect of a completed fiscal year but not yet paid) to be paid or provided by the Company through the date of termination.
          (f) The amounts payable to Executive under this Article III are not eligible earnings under any pension, savings, deferred compensation, bonus, incentive, supplemental retirement benefit or other benefit plan of the Company.
ARTICLE IV.
CHANGE IN CONTROL
     4.1 Change In Control. No compensation shall be payable under this Article IV unless and until (a) there shall have been a Change in Control of the Company during the Term and (b) Executive’s employment by the Company thereafter shall have been terminated in accordance with Section 4.2. For purposes of this Agreement, a Change in Control means the happening of any of the following:
          (a) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, a wholly-owned subsidiary thereof, any employee benefit plan of the Company or any of its Subsidiaries becomes the beneficial owner of the Company’s securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or
          (b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction.
     4.2 Termination. If a Change in Control of the Company shall have occurred during the Term, Executive shall be entitled to the compensation provided in Section 4.3 upon the subsequent termination of Executive’s employment with the Company by Executive or by the Company within eighteen months of the Change in Control of the Company unless such termination is as a result of (i) Executive’s death; (ii) Termination by Reason of Disability (as defined in Section 4.2(a));

(iii) Termination by Reason of Retirement (as defined in Section 4.2(b); (iv) Termination With Cause (as defined in Section 3.2(c)); or (v) termination by the Executive other than a Termination With Good Reason (as defined in Section 3.2(d)).
          (a) As used in this Article IV, “Termination by Reason of Disability” means a termination of the Executive by the Company by reason of Executive’s inability, as determined by the Board, to perform his regular duties and responsibilities due to physical or mental illness which has lasted for six months and within 30 days after written notice of termination is thereafter given by the Company, Executive shall not have returned to the full-time performance of Executive’s duties.
          (b) As used in this Article IV, “Termination by Reason of Retirement” means a termination by the Company or Executive of Executive’s employment based on Executive’s having reached age 65 or such other age as shall have been fixed in any arrangement established with Executive’s consent with respect to Executive.
          (c) Notice of Termination. Any termination by the Company under this Article IV shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which indicates those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provisions so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination.
          (d) Date of Termination. “Date of Termination” shall mean (a) if Executive’s employment is terminated by the Company, the date on which a Notice of Termination is given, or (b) if Executive terminates his employment constituting a Termination With Good Reason, the expiration of the thirty (30) day cure period without the Company remedying the applicable condition described in Section 3.2(d)(i) or ii.
     4.3 Compensation Upon Termination of Employment.
          (a) Under the circumstances set forth in Section 4.2, the Company shall pay to Executive as severance pay in a lump sum, in cash, on the thirtieth day following the Date of Termination, an amount equal to the sum of (i) 150% of Executive’s Base Salary in effect immediately preceding the Change in Control and (ii) 150% of Executive’s target annual bonus for the fiscal year in which the Date of Termination occurs; provided, however, that if the lump sum severance payment under this Section 4.3, either alone or together with other payments which Executive has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), at the written election of the Executive such lump sum severance payment shall be reduced to the largest amount as shall result in no portion of the lump sum severance payment under this Section 4.3 being subject to the excise tax imposed by Section 4999 of the Code.
          (b) In addition to the lump sum payment provided in Section 4.3(a), the Company shall provide to Executive health insurance equivalent to that provided to Executive immediately prior to the Date of Termination until the earlier of: (i) eighteen months following the Date of Termination or (ii) such time as Executive is employed by another employer and is covered or permitted to be covered by benefit plans of another employer providing substantially similar coverage.

ARTICLE V.
NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY
     5.1 Noncompetition.
          (a) So long as Executive remains employed by the Company, Executive shall not compete, directly or indirectly, with the Company. In accordance with this restriction, but without limiting its terms, Executive shall not:
          (i) enter into or engage in any business which competes with the business of the Company; or
          (ii) promote or assist, financially or otherwise, any person, firm, association or corporation or any other entity engaged in any business which competes with the business of the Company.
          (b) For a period of eighteen (18) months following termination of Executive’s employment with the Company for any reason (the “Non-compete Period”), Executive shall not enter into or engage in any business that competes with the business of the Company.
          (c) During the Non-compete Period, Executive shall not promote or assist financially or otherwise, any person, firm, association, partnership, corporation, or any other entity engaged in any business which competes with the business of the Company.
          (d) For the purposes of this Section 5.1, Executive understands that he shall be competing with the business of the Company if he engages in any or all of the activities set forth herein directly as an individual on his own account, or indirectly as a partner, joint venturer, employee, agent, consultant, officer and/or director of any firm, association, corporation, or other entity, or as a stockholder of any corporation in which Executive owns, directly or indirectly, individually or in the aggregate, more than one percent (1%) of the outstanding stock; provided, however, that at such time as he is no longer employed by the Company, Executive’s direct or indirect ownership as a stockholder of less than five percent (5%) of the outstanding stock of any publicly traded corporation shall not by itself constitute a violation of this Section 5.1.
          (e) For the purposes of this Section 5.1, a “business which competes with the business of the Company” means any person or entity engaged in the business of owning, operating and/or franchising restaurants in the full service, casual dining segment of the restaurant industry having an average check in the range of $10 to $20 and which owns, operates or franchises a restaurant within ten miles of any restaurant owned, operated or franchised by the Company or currently in development by the Company or any of its franchisees as of the date of termination of Executive’s employment with the Company. If it shall be judicially determined that Executive has violated any of his obligations under this Section 5.1, then the period applicable to the obligation which Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which said violation(s) occurred.
     5.2 Nonsolicitation. Executive agrees that during the Non-compete Period he shall not directly or indirectly solicit or induce or attempt to solicit or induce any employee(s) (at the level of director or above) of the Company or any of its parent, subsidiary or affiliate entities to terminate their employment with the Company or such entity or hire, employ or otherwise retain the services of any such employee.

     5.3 Confidentiality.
          (a) During the Term and at any time thereafter, Executive shall not disclose, furnish, disseminate, make available or, except in the ordinary course of performing his duties on behalf of the Company, use any trade secrets or confidential business and technical information of the Company, or its parent, subsidiaries or affiliated entities without limitation as to when it was acquired by Executive or whether it was compiled or obtained by, or furnished to Executive while he was employed by the Company. Such trade secrets and confidential business and technical information are considered to include, without limitation, development plans, financial statistics, research data, or any other statistics and plans contained in monthly and annual review books, profit plans, capital plans, critical issues plans, strategic plans, or marketing, real estate, or store operations plans. Executive specifically acknowledges that all such information, whether reduced to writing or maintained in Executive’s mind or memory and whether compiled by the Company and/or Executive derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by the Company to maintain the secrecy of such information, that such information is and shall remain the sole property of the Company and that any retention and use of such information during or after the termination of Executive’s relationship with the Company (except in the course of Executive’s performance of his duties) shall constitute a misappropriation of the Company’s trade secrets; provided, however, that this restriction shall not apply to information which is in the public domain or otherwise made public by others through no fault of Executive.
          (b) The above restrictions on disclosure and use of confidential information shall not prevent Executive from: (i) using or disclosing information in the good faith performance of his duties on behalf of the Company; (ii) using or disclosing information to another employee to whom disclosure is required to perform in good faith the duties of either person on behalf of the Company; (iii) using or disclosing information to another person or entity bound by a duty or an agreement of confidentiality as part of the performance in good faith of Executive’s duties on behalf of the Company or as authorized in writing by the Company; (iv) at any time after the period of Executive’s employment using or disclosing information to the extent such information is, through no fault or disclosure of Executive, generally known to the public; (v) using or disclosing information which was not disclosed to Executive by the Company or otherwise during the period of Executive’s employment which is then disclosed to Executive after termination of Executive’s employment with the Company by a third party who is under no duty or obligation not to disclose such information; or (vi) disclosing information as required by law. If Executive becomes legally compelled to disclose any of the confidential information, Executive shall (i) provide the Company with reasonable prior written notice of the need for such disclosure such that the Company may obtain a protective order; (ii) if disclosure is required, furnish only that portion of the confidential information which, in the written opinion of Executive’s counsel delivered to the Company, is legally required; and (iii) exercise reasonable efforts to obtain reliable assurances that confidential treatment shall be accorded to the confidential information.
          (c) Executive expressly agrees and understands that the remedy at law for any breach by Executive of this Article V will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon any violation of any provision of this Article V, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach without the necessity of proof of actual damage. Nothing in this Agreement shall be deemed to limit the Company’s remedies at law or in equity for any further breach by Executive of any of the provisions of this Agreement which may be pursued or availed of by the Company.

ARTICLE VI.
MISCELLANEOUS
     6.1 Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:
If to the Company:	O’Charley’s Inc. 3038 Sidco Drive Nashville, Tennessee 37204 Attention: Chair, Compensation and Human Resources Committee

If to Executive:	Jeffrey D. Warne 713 Westview Avenue Nashville, Tennessee 37205
or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     6.2 Modification. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.
     6.3 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     6.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     6.5 Legal Fees and Expenses. In the event either party hereto shall institute litigation against the other party hereto relating to the interpretation or enforcement of this Agreement, the prevailing party in such litigation shall be entitled to recover from the other party any and all attorneys’ and related fees and expenses incurred by the prevailing party in such litigation.
     6.6 No Obligation to Mitigate Damages; No Effect on Other Contractual Rights. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the Term, or otherwise.
     6.7 Indemnification. It is understood and agreed that the Company will indemnify Executive (including advancing expenses) to the fullest extent permitted by Tennessee law and the Company’s Charter and Bylaws for any judgments, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which Executive is made a party by reason of being an officer, director or employee of the Company or any of its subsidiaries.
     6.8 Assignment; Successor to the Company. This Agreement is not assignable by either party without the prior written consent of the other except that the Company may assign it without such consent to any parent, subsidiary or affiliated entity, and upon such entity’s assumption of the Company’s duties and obligations hereunder, such entity shall succeed to each of the Company’s rights hereunder. Upon such assignment and assumption, Executive agrees to and becomes an employee of such entity, and all references to the Company in this Agreement shall, as the context requires, be deemed to be to the entity to which such assignment, assumption and employment relate. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment and such termination shall constitute a Termination for Good Reason under Article IV. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6.8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Notwithstanding anything to the contrary herein, this Agreement, in the event of the death of Executive, shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.
     6.9 Governing Law; Jurisdiction. This Agreement and any amendments thereto shall become and shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Tennessee. Executive agrees that the state and federal courts located in the State of Tennessee shall have jurisdiction in any action, suite or proceeding against Executive arising out of this Agreement and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suite or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
     6.10 Section 409A Provisions. It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date of Executive’s termination of employment or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then (A) such payments shall be delayed until the date that is six (6) months after the date of the Executive’s termination of employment with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”). Any payments delayed pursuant to this Section 6.10 shall be made in a lump sum on the first day of the seventh month following the Executive’s termination of employment, or such earlier date that, as determined by the Company, is sufficient to avoid the imposition of any Section 409A Taxes.
     6.11 Entire Agreement. This Agreement supersedes the provisions of each and every other agreement or understanding, whether oral or written, between the undersigned and the Company relating to the subject matter contained herein, and any such agreement or understanding shall be of no further force and effect, provided, the provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, incentive plan or stock option plan or agreement. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision, to the extent enforceable in any jurisdiction, shall, nevertheless, be binding and enforceable. The parties hereto agree that when fully executed, the foregoing shall constitute a legally enforceable agreement between the parties, which also shall inure the benefit of the Company’s successors and assigns.
     6.12 Review of Agreement by Executive. Executive represents that prior to signing this Agreement, he has read, fully understood and voluntarily agrees to the terms and conditions as stated above, that he was not coerced to sign this Agreement, that Executive was not under duress at the time he signed this Agreement and that, prior to signing this Agreement, Executive had adequate time to consider entering into this Agreement, including without limitation, the opportunity to discuss the terms and conditions of this Agreement, as well as its legal consequences, with an attorney of his choice. This Agreement shall become effective as of the date hereof.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

O’CHARLEY’S INC.
By:	/s/ Philip J. Hickey, Jr.
	Name:	Philip J. Hickey, Jr.
	Title:	Chairman of the Board

EXECUTIVE
/s/ Jeffrey D. Warne
Name:	Jeffrey D. Warne
Signature Page to O’Charley’s Inc. Executive Employment Agreement